SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2003

PMA Capital Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation)	000-22761 (Commission File Number)	23-2217932 (IRS Employer Identification No.)

1735 Market Street, Suite 2800 Philadelphia, Pennsylvania (Address of principal executive offices)	19103-7590 (Zip Code)

Registrant's telephone number, including area code:

(215) 665-5046

Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.

        The following is an update to the risk factors included in our Form 10-K for the year ended December 31, 2001, as updated by our subsequently filed Forms 10-Q and Forms 8-K. This Form 8-K should, therefore, be read in conjunction with the risk factors included in those reports.

        On March 5, 2003, Moody’s Investors Service announced that it was changing the long-term debt ratings of PMA Capital Corporation from Baa3 to Ba1, and the insurance financial strength rating of PMA Capital Insurance Company from A3 to Baa1. The current financial strength rating of Baa1 of the domestic insurance companies within The PMA Insurance Group was affirmed. The outlook for these ratings is negative.

        As we have stated previously in our SEC filings, a downgrade in our insurance financial strength ratings could affect our competitive position in the insurance industry and make it more difficult for us to market our products. A significant downgrade in our insurance financial strength ratings could result in a material loss of business as policyholders move to other companies with higher financial strength ratings.

        A downgrade in our debt ratings could affect our ability to raise additional debt with terms and conditions similar to our current debt, and accordingly, likely increase our cost of capital. In addition, a downgrade of our debt ratings could make it more difficult to raise capital to refinance any maturing debt obligations, to support business growth at our insurance subsidiaries and to maintain or improve the current financial strength ratings of our principal insurance subsidiaries. Furthermore, a downgrade of our senior debt rating by Standard & Poor’s below BBB- would result in an event of default under our existing credit facility, which could have a material adverse effect on our liquidity and capital resources.

        These ratings are subject to revision or withdrawal at any time by the rating agency, and therefore, no assurance can be given that these ratings can be maintained.

Item 7. Financial Statements and Exhibits.

        (c) The Exhibit Index on Page E-1 is incorporated herein by reference.

Item 9. Regulation FD Disclosure.

        (a) On March 5, 2003, the registrant issued a news release, a copy of which is filed as Exhibit 99 hereto and is incorporated herein by reference.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PMA Capital Corporation

Date: March 5, 2003	By: /s/ William E. Hitselberger
William E. Hitselberger
Senior Vice President, Chief Financial and Treasurer

Index to Exhibits

Number	Description	Method of Filing

99	PMA Capital Corporation news release dated March 5, 2003	Filed herewith

E-1